Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. APPOINTS
JOHN MCAULIFFE TO ITS BOARD OF DIRECTORS

Virginia Beach, VA – December 4, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, today announced that it has appointed John McAuliffe to the Company’s Board of Directors effective December 2, 2015. Mr. McAuliffe returns to the Company’s Board of Directors after having previously served from November 2012 until April 2013. Mr. McAuliffe has over 36 years’ experience in the financial services industry. In April 2013, Mr. McAuliffe resigned from the Company’s Board of Directors to focus his efforts on investment banking with Newbridge Securities Corporation. Wheeler’s Board will increase to nine members with Mr. McAuliffe’s appointment with six of those members being independent.

Jon S. Wheeler, Chairman and CEO, stated, “We are pleased to have John return to the Company’s Board. John has played a key role in our development and has been instrumental in Wheeler’s success. We believe his background in the financial services industry, especially his experience in institutional sales and the capital raising process will again prove itself invaluable to our Board.”

Presently, Mr. McAuliffe serves as a Lead Investment Banker with Newbridge Securities Corporation, a full-service securities brokerage and investment banking firm. Prior to joining Newbridge Securities Corporation in 2005, Mr. McAuliffe ran his own consulting firm which provided advisory and structural development services to the management of small to medium sized publicly traded companies. Throughout his career, Mr. McAuliffe has participated in excess of over 200 capital raises and has been involved in all aspects of the capital formation process serving in a variety of positions ranging from institutional salesman to the Managing Director of an investment banking firm.

Mr. McAuliffe received his Bachelor of Science degree in political science and economics from State University of New York at Brockport.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.
Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Contact

AT THE COMPANY: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212) 836-9615

robin@whlr.us	tdowns@equitny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212) 836-9606

lnguyen@whlr.us	aprior@equityny.com